SCHEDULE 14A
                                  ------------

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [ ] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2)
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                                Lynch Corporation
                                -----------------
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.

[ ] Fee computed on table below per Exchange  Act Rules  14a-6(i)(4)and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(aa)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

PRELIMINARY PROXY STATEMENT


                               LYNCH CORPORATION
                            401 Theodore Fremd Avenue
                                  Rye, NY 10580

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 2000

                                                           April    , 2000

To the Shareholders of
  Lynch Corporation

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on Thursday, May 11, 2000, at 3:00 p.m. for the following purposes:

     1.   To elect six  directors  to serve  until the next  Annual  Meeting  of
          Shareholders   and  until  their   successors  are  duly  elected  and
          qualified.

     2. To consider and vote on sale of 100,000 shares of the Corporation's Common Stock to Mario J. Gabelli.

     3. To consider and vote on amendments to the Principal Executive Bonus Plan which would (i) permit any participant to be awarded up to 80% of the bonus pool, (ii) provide that participation in the Plan is discretionary with the Plan Committee and (iii) permit awards to officers who are not employees.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of March 27, 2000 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

      The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

                                    By Order of the Board of Directors

                                       Robert A. Hurwich
                                       Secretary

IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

                                LYNCH CORPORATION
                            401 Theodore Fremd Avenue
                                  Rye, NY 10580

                                 PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, Greenwich Connecticut on May 11, 2000, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April ___, 2000.

Only shareholders of record at the close of business on March 27, 2000 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, __________ shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, FOR ratification of the sale of 100,000 shares of the Corporation's Common Stock to Mario J. Gabelli, FOR approval of the amendments to the Principal Executive Bonus Plan, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana business corporation law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

On September 1, 1999, the Corporation spun off Lynch Interactive Corporation (the "Spin Off"), and four directors of the Corporation resigned and became directors of Interactive.

                              ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

The election of directors shall be determined by a plurality of the votes cast.

Three of the nominees have served as directors of Lynch Corporation since the last Annual Meeting of Shareholders on May 13, 1999, and three directors (Robert
E. Dolan, Avrum Gray and Louis A. Guzzetti) were appointed after the Spin Off on September 1, 1999. The By-laws of the Corporation provide that Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 2000 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on pages __ through __ of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.



                                                Business Experience
                                             And Principal Occupation
                                      For Last 5 Years; and Directorships in              Served as
 Name: Age;                          Public Corporations and Investment Companies        Director From
 ----------                          --------------------------------------------        -------------
E. Val Cerutti, 60 .......................Business Consultant (since 1992); President and     1990
                                          Chief Operating Officer (1975-1992) of Stella
                                          D'oro Biscuit Co., Inc., producer of bakery
                                          products; Director of Spinnaker Industries, Inc.,
                                          The Gabelli Convertible Securities Fund and The
                                          Gabelli Gold Fund

Robert E. Dolan, 48 ......................Chief Financial Officer (1992-January 2000) and     2000
                                          Controller (1990-January 2000) of the Corporation;
                                          Chief Financial Officer of Lynch Interactive
                                          Corporation (1999 to present)

Mario J. Gabelli, 57 .....................Chairman (since 1986) and Chief Executive Officer   1986
                                          (1986-January 2000) of the Corporation; Chairman,
                                          Chief Executive Officer and a Director of Lynch
                                          Interactive Corporation (since September 1999);
                                          Chairman and Chief Executive Officer of Gabelli
                                          Group Capital Partners, (since 1980), a private
                                          company which makes investments for its own
                                          account; Chairman and Chief Executive Officer of
                                          Gabelli Asset Management Inc. (since 1999), a NYSE
                                          listed holding company for subsidiaries engaged in
                                          various aspects of the securities business;
                                          Director/Trustee and/or President of all
                                          registered investment companies managed by Gabelli
                                          Funds, LLC (since 1986); Director of Spinnaker
                                          Industries, Inc.; Governor of the American Stock
                                          Exchange

Avrum Gray, 64 ...........................Chairman and Chief Executive Officer of G-Bar       1999
                                          Limited Partnership and affiliates (1982 to
                                          present), proprietary computer based derivative
                                          arbitrage trading companies; Gray Capital Corp.,
                                          and ACI I (1958-1998); Chairman of the Board,
                                          Lynch Systems, Inc., (1997 to present)

Louis A. Guzzetti, 61 ....................President and Chief Executive Officer of the        2000
                                          Corporation (since January 2000); President and
                                          Chief Executive Officer of Envirosource, Inc.
                                         (1986-1999); Director of Spinnaker Industries, Inc.

Ralph R. Papitto, 73 .....................Chairman and Chief Executive Officer of AFC Cable   1995
                                          Systems, Inc., a manufacturer and supplier of
                                          electrical distribution products (1993-1999(?);
                                          Founder, Chairman and a Director of Nortek, Inc.,
                                          a manufacturer of construction products
                                          (1967-1993); Director of Lynch Interactive
                                          Corporation (since 1999), and Spinnaker
                                          Industries, Inc.; AFC Cable Systems, Inc.; and
                                          Global Sports & Gaming.Com; Chairman of the Board
                                          of Trustees of Roger Williams University

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

There were four meetings of the Board of Directors during 1999, and the Board acted four times by unanimous written consent.

The Board of directors has established three standing committees, the principal duties of which are described below:

Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to shareholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met two times during 1999. The present members are Messrs. Papitto (Chairman), and Mr. Gray.

Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Interactive Corporation Bonus Plan, 401(k) Savings Plan, and Phantom Stock Plan, as summarized on pages __ through __ of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met twice during 1999 and acted once by unanimous written consent. The present members are Messrs. Papitto (Chairman), and Cerutti.

Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Delaware law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee did not meet during 1999. The present members are Messrs. Gabelli (Chairman), Papitto and Cerutti.

The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

                            COMPENSATION OF DIRECTORS

Since the Spin Off, directors who are not otherwise employees receive a cash retainer of $2,000 per quarter, a fee of $1,000 for each in personam Board of Directors Meeting and a fee of $1,000 for each telephonic Board of Directors meeting (which lasts for at least one hour) and each committee meeting the director attends. In addition, a non-employee director serving as a committee chairman receives an additional $1,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

Mr. Cerutti is also a member of the Boards of Directors of the Corporation's subsidiaries Spinnaker Industries, Inc., Lynch Systems, Inc. and M-tron Industries, Inc. and received $15,000 in 1999 for such services. Mr. Gray is also a Chairman of the Board of Lynch Systems, Inc. and received $48,000 in 1999 for such service.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2000, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page ___ of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

 Name of                               Amount and Nature        Percent
 Beneficial Owner*                  Of Beneficial Ownership     Of Class
 -----------------                  -----------------------     --------

Dimensional Fund Advisors, Inc. .........    86,900(1)           6.1%
Mario J. Gabelli ........................   429,921(2)          28.5%
E. Val Cerutti ..........................     1,152(3)            **
Avrum Gray ..............................     8,900(4)
Louis A. Guzzetti .......................         0               **
Ralph R. Papitto ........................       952               **
Robert E. Dolan .........................       235(5)            **
Robert A. Hurwich .......................       298(6)            **
All Directors and Executive Officers as a
group (nine in total)                       441,458             29.2%

     * The address of each holder of more than 5% of the Common Stock is as follows: Dimensional Fund Advisors - 1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli - Corporate Center at Rye, Rye, NY 10580.

     **   Represents holdings of less than one percent.

     (1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser ("Dimensional"), is deemed to be the beneficial owner of 86,900 shares. Dimensional disclaims beneficial ownership of all such shares.

     (2) Includes 259,921 shares of Common Stock owned directly by Mr. Gabelli (including 2,922 held for the benefit of Mr. Gabelli under the Corporation's 401(k) Savings Plan), 1,000 shares owned by a charitable foundation of which Mr. Gabelli is a trustee and 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has an approximate 6% interest. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation and by the partnership, except for his 6% interest therein. Includes 100,000 shares purchased from the Corporation subject to shareholder ratification (see Item 2 at page ___).

     (3) 500 shares are jointly owned with his wife and sharing voting and investment power.

     (4) Includes 3,400 shares owned by Mr. Gray, 500 shares owned by a partnership of which Mr. Gray is the general partner, 1,600 shares owned by a partnership of which Mr. Gray is one of the general partners, 1,400 shares owned by Mr. Gray's wife and 2,000 shares owned by a partnership of which Mr. Gray's wife is one of the general partners.

     (5) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power

     (6) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.


Spinnaker Industries, Inc. is an approximately 48% owned subsidiary ( 60% voting interest) of the Corporation whose stock is traded on the American Stock Exchange (AMEX). Mr. Gabelli may be deemed to be a beneficial owner of 2,237,203 shares of Common Stock and 1,259,036 shares of Spinnaker's Class A Common Stock owned by the Corporation, by virtue of his ownership of approximately 28.5% of the shares of Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Spinnaker stock held by the Corporation.


                             EXECUTIVE COMPENSATION

At the time of the Spin Off on September 1, 1999, the Executive Officers of Lynch Corporation became employees of Lynch Interactive Corporation (with substantially the same salaries, bonus potential and other compensation arrangements as were then in effect). At that time, they ceased to be employees of Lynch Corporation although they remained the Executive Officers of Lynch Corporation. Lynch Interactive began charging Lynch Corporation for the corporate services provided by such Executive Officers (approximately 25% of their compensation cost from September 1 to December 31, 1999).

The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to stock options:

The information set forth under Executive Compensation includes the compensation paid both prior to September 1, 1999 by the Corporation and after September 1, 1999 by Lynch Interactive Corporation.


                                    SUMMARY COMPENSATION TABLE
                                       Annual Compensation

                                                       Long Term Compensation
                                                              Awards
                                                          Stock
                                                        Underlying            All Other
                                                          SARs2  Payments3   Compensation
Name and Principal Position Year   Salary($) Bonus($)1     (#)      ($)        ($)4
--------------------------- ----   --------- ---------    ---      ---         ----
Mario J. Gabelli ..........   1999   500,000         0      --     483,039         0
  Chief Executive Officer .   1998   500,000         0      --        --         200
  Chairman of the Board ...   1997   500,000         0    25,000      --         200
  Chairman of the Executive

Robert E. Dolan ...........   1999   250,000    75,000      --     177,249         0
 Chief Financial Officer(5)   1998   240,000    50,000     2,000      --         200
                              1997         0         0     4,000      --         200

Robert A. Hurwich .........   1999   180,000         0      --      89,351         0
  Vice President-Admin- ...   1998   164,000    20,000     1,000      --         200
  Istration, Secretary, ...   1997   156,000         0     1,500      --         200
  General Counsel


     (1) Bonuses earned in any fiscal year are generally paid during the following fiscal year.

     (2) Shares of Common Stock of Lynch Corporation at the time of grant underlying Phantom Stock Plan awards.

     (3) Represents payments by Lynch Corporation under the Phantom Stock Plan of Lynch Corporation and Lynch Interactive in 2000 based upon December 31, 1999, stock values. Does not include $1,868,998, $685,822 and $345,722 paid by Lynch Interactive in 2000 based upon December 31, 1999 stock values to Messrs. Gabelli, Dolan and Hurwich, respectively.

     (4) The compensation reported represents contributions made to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for 1999.

     (5) Mr. Gabelli resigned as Chief Executive Officer of the Corporation in January 2000 upon the appointment of Louis A. Guzzetti as President and Chief Executive Officer.

     (6) Mr. Dolan resigned as Chief Financial Officer of the Corporation in January 2000 and Roger J. Dexter became Controller of the Corporation in March 2000.

There were no grants of stock options or stock appreciation rights during 1999, and the Phantom Stock Plan was terminated by the Board of Directors of Lynch Corporation (See "Termination of Lynch Phantom Stock Plan") at page __.

                     AGGREGATE OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES
                                                         Number of Securities
                                                        Underlying Options/SARs at         Value of Unexercised
                             SARs          Value             Fiscal Year-End           In-the-Money Options/SARs at
                           Exercised     Realized                   (#)                    Fiscal Year-End (#)
          Name                (#)           ($)         Exercisable/Unexercisable       Exercisable/Unexercisable
          (a)                 (b)           (c)                    (d)                             (e)
          ---                 ---           ---                    ---                             ---
Mario J. Gabelli
Chairman of the Board       25,000        483,039           None/None                      $0/$0(3)

Robert E. Dolan Chief
Financial Officer           10,000        177,249           None/None                      $0/$0

Robert A. Hurwich
VP-Admin., Sec. & Gen
Counsel                      5,000         89,351           None/None                      $0/$0


(1) Represents payments in 2000 by Lynch Corporation upon exercises under the Phantom Stock Plan of Lynch Corporation and Lynch Interactive based upon December 31, 1999 stock values. Does not include $1,868,998, $685,822 and $345,722 paid by Lynch Interactive in 2000 based upon December 31, 1999 stock prices.


                  Ten Year Option/SAR Repricing or Amendments(1)


                                             Number of                                                     Length of
                                             Securities     Market Price                                    Original Term
                                             Underlying      of Stock at     Exercise Price      New        Remaining at
                                            Options/SARs       Time of        at Time of       Exercise       Date of
                                            Repriced or     Repricing or      Repricing or      Price       Repricing or
Name                    Date                   Amended       Amendment(2)      Amendment          $          Amendment
(a)                     (b)                      (c)              (d)             (e)            (f)           (g)
---                     ---                      ---              ---             ---            ---           ---
Mario J. Gabelli
Chairman of the Board   3/15/00             25,000 Units         $155         $ 70.106(3)      $ 70.106(3)      3/5/02

Robert E. Dolan
Chief Executive
Officer                 3/15/00             10,000 Units         $155         $ 70.18(3)(4)    $ 70.18(2)(3)    2/29/01-3/5/03(5)

Robert A. Hurwich
VP-Admin, Sec &
General Counsel         3/15/00             5,000 Units          $155         $ 69.47(3)(4)$   $ 69.47(2)(3)    2/29/01-3/5/03(5)

     (1) As a result of the Interactive Spin Off, Lynch Corporation and Lynch Interactive each decided to terminate the Phantom Stock Plan, including outstanding units. The termination of the outstanding units prior to their original expiration date required the consent of participants. The total amount paid to each participant was calculated based upon the December 31, 1999 (i) Lynch Corporation stock price ($25.81), (ii) the Lynch Interactive stock price ($99.875) and (iii) East/West Communications, Inc. stock price ($38.50). East/West was spun off by Lynch Corporation in December 1997 and the Boards of Lynch Corporation and Lynch Interactive, in connection with the termination of the outstanding units, agreed to add its value to that of Lynch Corporation and Lynch Interactive stocks for units granted prior to December 1997.. To the extent necessary, the Boards of Directors also waived the requirement (enacted retroactively in 1998 after the grants) that the stock price double prior to exercise. It was further determined that Lynch Corporation would pay 20.5% of the amount, and Lynch Interactive would pay 79.5% of the amount. See "Termination of Lynch Phantom Stock Plan" at page ___.

     (2) Combined closing prices of Lynch Corporation and Lynch Interactive stock prices on the American Stock Exchange on March 15, 2000.

     (3) Combined exercise prices of Lynch Corporation and Lynch Interactive units.



     (4) Average exercise price of units. Of the 8,000 units granted to Mr. Dolan prior to the East/West spin off, 4,000 units had a grant price of $63.03 and 4,000 units had a grant price of $70.106, and the 2,000 units granted after the East/West spin off had a grant price of $84.63. Of the 4,000 units granted to Mr. Hurwich prior to the East/West spin off, 2,500 units had a grant price of $63.03, and 1,500 units had a grant price of $70.106, and the 1,000 units granted after the East/West spin off had a grant price of $84.63. The units only became exercisable if at any time during the term the stock price exceeds two times the grant price.

     (5) Of Mr. Dolan's 8,000 units granted prior to the East/West spin off, 4,000 expired February 28, 2001, and 4,000 expired March 5, 2002 and the 2,000 units granted after the East/West spin off expired on March 5, 2003. Of Mr. Hurwich's 4,000 units granted prior to the East/West spin off, 2,500 expired February 28, 2001, and 1,500 expired March 5, 2002 and the 2,000 units granted after the East/West spin off expired on March 5, 2003.


 EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

The Executive Compensation and Benefits Committee ("Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

The objectives of the Corporation's executive compensation program are to:

     o Support the achievement of desired Corporation performance. o Provide compensation that will attract and retain superior talent and reward performance.

     o    Ensure   that  there  is   appropriate   linkage   between   executive
          compensation and the enhancement of shareholder value. o Evaluate the effectiveness of the Corporation's incentives for key executives.

The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.

Executive Officer Compensation Program

The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Lynch Interactive Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In 1996 Lynch Corporation adopted a Phantom Stock Plan applicable to officers and employees of the Lynch Corporation.

Base Salary

Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive
Officer  and  the  other  executive  officers  is  set  forth  in  the  "Summary
Compensation Table" on page __ of this Proxy Statement. Salary increases for 1999 were based upon a variety of judgmental factors, including the individual performances of the officers in 1998 and their anticipated contributions to the Corporation in 1999, the increasing size and complexity of the Corporation and the general financial and strategic performance of the Corporation. With respect to Mr. Gabelli, the Committee determined again not to raise Mr. Gabelli's salary of $500,000 per year. Mr. Gabelli resigned as the Chief Executive Officer of the Corporation in January 2000 upon the appointment of Louis A. Guzzetti as President and Chief Executive Officer.

Bonus Plan

The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers (other than the Principal Executive Officer, i.e., Mr. Gabelli) and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's average shareholders equity at the beginning of such year.
Shareholders' equity is the average of shareholders equity at the beginning of the period and at the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the Principal Executive Bonus Plan. See next paragraph below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The total bonuses paid for 1998 and 1999 exceeded the bonus formula because of the work by management in achieving strategic goals, including investments in personal communications services, acquisitions and financings. No bonuses were paid to executive officers for 1997. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors.

Mr. Gabelli is the sole participant in the Principal Executive Bonus Plan of Lynch Corporation adopted by the Board of Directors and approved by shareholders in 1997. The Principal Executive Bonus Plan is similar to the regular Bonus Plan, except that it (i) specifies a Maximum Annual Bonus (as defined therein) which is based on a maximum percentage (80%) of a specified bonus pool and (ii) removes the discretion of the Committee to award annual bonuses above the established Maximum Annual Bonus. The Plan is designed to satisfy an exemption from Section 162(m) of the Internal Revenue Code, which denies a deduction by an employer for certain compensation in excess of $1 million per year. No bonus was paid to Mr. Gabelli for 1997, 1998 or 1999 under the Principal Executive Bonus Plan. The Committee determined that for 1999 bonus calculations would be made on the assumption that the Spin Off did not occur until January 1, 2000.

A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page ___ of this Proxy Statement.

The Corporation has adopted subject to shareholder approval at the 2000 Annual Meeting of Shareholders certain amendments to the Plan. See Principal Executive Bonus Plan at pages ___ to ___ below.

Termination of the Lynch Phantom Stock Plan

In February 1996 the Corporation adopted a Phantom Stock Plan pursuant to which share units equivalent to one share of Common Stock of the Corporation could be awarded to officers and employees of the Corporation. The Committee was responsible for administering the Phantom Stock Plan, including selection of the persons to be awarded share units and number of units to be awarded. Under the terms of the Phantom Stock Plan such share units are initially valued at a trailing average price of the Corporation's Common Stock (or such other price as the Committee determines), vest on the first anniversary of the date of grant and may be exercised by the grantee at any time after vesting and prior to the fifth anniversary of the date of Grant. Upon exercise the grantee is entitled to the difference between the market price of the Corporation's Common Stock on the date of exercise and the award value, multiplied by the number of share units granted, and the Corporation may elect to pay the award with Common Stock of the Corporation for up to 100% of the value. Seven thousand four hundred units were awarded in February 1996, of which 4,000 were awarded to Mr. Dolan and 2,500 were awarded to Mr. Hurwich at $63.03 per share unit. Thirty-one thousand, seven hundred units were awarded in March 1996, of which 25,000 were awarded to Mr. Gabelli, 4,000 were awarded to Mr. Dolan and 1,500 were awarded to Mr. Hurwich, all at $70.106 per share unit. Three thousand nine hundred units were awarded in March 1998, of which 2,000 were awarded to Mr. Dolan and 1,000 were awarded to Mr. Hurwich at $84.63 per share unit. The awards were discretionary and not based upon a formula but were intended to give executive officers a substantially increased equity equivalent interest in the Corporation as a continuing incentive. In 1998, the Plan, as well as outstanding rights, was amended to provide that rights would become exercisable only if at any time during the term thereof the stock price exceed twice the base or grant price.

As a result of the Interactive Spin Off, an adjustment in the terms of the outstanding units was required. The approach that was taken was to divide each unit into two units, one representing one share of Lynch Corporation stock and one representing one share of Lynch Interactive stock. This was considered appropriate since, at least for the short term, the individuals holding those units would provide services for both Lynch Corporation and Lynch Interactive. The original grant prices were apportioned between the corresponding units based on the relative market prices of the common stock of the two companies after the spin off.

After further reflection, the Boards of Directors of Lynch Corporation and Lynch Interactive each decided that the preferable course of action would be to terminate the phantom stock plan, including outstanding units, and to start with a clean slate in each company regarding an appropriate long term incentive program. The companies operate in completely different industries and competitive environments. Consequently, the business conditions and prospects that existed in Lynch Corporation at the time the units were granted were substantially different than they are today in either company. In the case of Lynch Interactive particularly, there was concern that stock price fluctuations over the remaining terms of the outstanding units could result in material quarterly charges (and distortions) to reported earnings.

In order to terminate the outstanding units, the consent of the employees holding those units was required and, in this connection, the future appreciation potential of the units being relinquished had to be taken into account. An agreement was reached, deemed by the Boards of Directors of both Lynch Corporation and Lynch Interactive to be both fair and equitable to all of the employees holding the units, as well as in the best interests of the respective shareholders of both corporations. The agreement recognizes the fact that the holders of the units created significant value for shareholders since their issuance, as well as the manner in which that value was created, specifically including the spin off to Lynch Corporation shareholders of both the stock of East/West Communications, Inc. in December 1997, and the stock of Lynch Interactive.

In calculating the payment the holders are to receive, they are treated as holding only the original set of stock appreciation units issued to them by Lynch Corporation, each with the original exercise price. The payment due under each unit was determined by subtracting that exercise price from the total of the market prices on December 31, 1999, of a share of (a) Lynch Corporation, (b) Lynch Interactive, and (c) except for units granted after December 1997, East/West Communications. To the extent necessary, the Boards of Directors of both companies also waived the requirement (enacted retroactively in 1998, after the grants) that the stock price exceed twice the exercise price before a unit could be exercised.

Finally, the Boards of Directors of Lynch Corporation and Lynch Interactive agreed that the total payments so determined would be paid 20.5% by Lynch Corporation and 79.5% by Lynch Interactive. The allocation was based on the relative market prices of the common stock of the two companies on December 31, 1999.

Lynch Corporation 401(k) Savings Plan

All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 1998. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, each of Messrs. Gabelli, Dolan, and Hurwich, deferred $10,000 under the Lynch Corporation Plan during 1999, which amounts have been included for each individual in the Summary Compensation Table.

Benefits

The Corporation provides medical life insurance and disability benefits to the executive officers that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1999.

Chief Executive Officer Compensation

The following table sets forth compensation received by Mr. Gabelli for the last ten years as Chairman and Chief Executive Officer of Lynch Corporation (including September 1 - December 31, 1999 from Lynch Interactive):

                1990     1991     1992     1993     1994      1995     1996     1997     1998    1999
                ----     ----     ----     ----     ----      ----     ----     ----    -----    ----
Salary        90,000   90,000  150,000  150,000  150,000   325,000  500,000  500,000  500,000  500,000
Bonus              0        0  100,000  250,000        0   625,000        0        0        0        0

Mr. Gabelli performs the usual functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. After considering the substantial increase in the size and scope of the Corporation, improved financial performance as reflected by the increase in private market value as well as public market value, and improved return on shareholder equity, the Lynch Corporation Compensation Committee recognized that Mr. Gabelli's 1994 and prior years' compensation was materially below that of chief executive officers of comparable companies. Therefore, that Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995, with no raise since then. Effective in 2000, the $500,000 salary will be split, with $150,000 to be paid by the Corporation and $350,000 to be paid by Lynch Interactive. 1999 was a year of strategic accomplishments, including the Spin Off and the sale by Spinnaker of its tape operations. However, 1999 was also a year of certain disappointments including the profitability of certain manufacturing operations and The Morgan Group, Inc. (part of the Interactive Spin Off). Mr. Gabelli made substantial contributions to the Corporation's performance; however, no bonus was awarded to Mr. Gabelli for 1999. In addition, that Committee recognizes the role of leadership, particularly that of Mr. Gabelli, in developing existing businesses and in making strategic acquisitions. On March 9, 2000, in order to more closely identify Mr. Gabelli's interests with those of the Corporation and its stock price, the Corporation authorized, subject to shareholder ratification, the sale of 100,000 shares of stock to Mr. Gabelli at $30 per share, a premium of approximately 14.8% above the closing price of stock on March 9, 2000. In 1997, the Committee granted Mr. Gabelli 25,000 units under the Lynch Corporation's Phantom Stock Plan in 1997. See Termination of the Lynch Phantom Stock Plan at page ___ and the Summary Compensation Table for amounts paid to Mr. Gabelli upon such termination. Previously, the Corporation authorized the sale by the Corporation to Mr. Gabelli of $625,000 of Common Stock in March 1996 (equal to Mr. Gabelli's 1995 bonus), which resulted in the purchase of 10,373 shares, and in January 1994, the Corporation sold Mr. Gabelli 100,000 shares at the then market price.



                    Ralph R. Papitto, Chairman of the Executive Compensation and Benefits Committee


                                PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 1999 with the cumulative total return over the same period on the broad market, as measured by the American Stock Exchange Market Value Index, and on a peer group, as measured by a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the three Standard Industrial Classification (SIC) codes within which the Corporation conducts the bulk of its business operations; SIC Code 4813, Telephone Communications, except Radio Telephone (105 companies, SIC Code 267, Converted Pager and Paperboard Products, except Boxes (33 companies) and SIC Code 4213, Trucking, except Local (52 companies). The data presented in the graph assumes that $100 was invested in the Corporation's Common Stock and in each of the indexes on December 31, 1994 and that all dividends were reinvested. On September 1 1999, the Corporation spun off Lynch Interactive Corporation which owned the multimedia and services businesses previously owned by the Corporation.

                 INVESTMENT OF $100 DOLLARS ON DECEMBER 31, 1994

                         WITH REINVESTMENT OF DIVIDENDS

[OBJECT OMITTED]

On September 1, 1999, the Corporation's stock traded without giving effect to the Spin Off and closed at $87. On September 2, 1999, giving effect to the Spin Off, the Corporation's stock closed at $33 and Lynch Interactive's stock closed at $56.

                                     Item 2

   TO CONSIDER AND VOTE ON THE SALE OF 100,000 SHARES OF STOCK TO MR. GABELLI

Subject to ratification by shareholders as described below, Mr. Gabelli purchased 100,000 shares of Common Stock, no par value, from the Corporation at $30 per share, for a total consideration of $3,000,000, pursuant to a Subscription Agreement dated as of March 9, 2000. The purchase price of $30 per share was $3.875 higher than the $26.125 closing price of the stock of the American Stock Exchange on March 9, 2000. This represented a premium of 14.8%. In addition, if the Corporation had sold 100,000 shares of its stock through an investment banker, the shares would presumably have been sold at a discount from the public market price. Conversely, to yield $30 per share, if the shares were sold in an underwritten transaction, the prevailing commission would be 6% and the Corporation would have had to obtain approximately $32 per share to net $30 per share.

On April __, 2000, the closing price of the stock on the American Stock Exchange was $ _____. The sale and purchase increased the number of shares of Common Stock personally owned directly by Mr. Gabelli, as determined under the rules of the Securities and Exchange Commission, from 259,921 shares to 359,921. In addition, 70,000 shares are owned by a limited partnership in which Mr. Gabelli is the general partner and has an approximate 6% beneficial interest. See "Security Ownership of Certain Beneficial Owners and Management" at pages __ through __ above.

The 100,000 shares increased the outstanding shares of Common Stock of the Corporation from 1,410,183 to 1,510,183 or 7.1%. The book value per share of the Common Stock at December 31, 1999 was $9.03. The average daily trading volume of the Common Stock on the American Stock Exchange for the 30 day period from February 8, 2000, through March 9, 2000 was 959 shares, and the high and low sales prices of the common Stock on such Exchange for that period were $30.50 and $25.75, respectively.

The shares acquired by Mr. Gabelli are "restricted securities" as defined in Rule 144 under the Securities Act of 1933, as amended, and generally may not be sold or transferred for a period of one year and thereafter only in accordance with the volume, manner of sale and other limitations of Rule 144 so long as Mr. Gabelli is deemed to be an affiliate of the Corporation. IF THE SALE IS NOT RATIFIED, MR. GABELLI WILL RETURN THE SHARES TO THE CORPORATION IN EXCHANGE FOR $3,000,000, THE ORIGINAL PURCHASE PRICE, PLUS INTEREST. There are no preemptive rights with respect to the Common Stock.

Subject to ratification by shareholders, the Board of Directors approved the sale on March 9, 2000 (with Mr. Gabelli not participating in the decision). The closing price of the Corporation's common stock on the American Stock Exchange on that date was $26.125. The Board of Directors believes that it is in the best interest of the Corporation for Mr. Gabelli to own additional shares of the Corporation, thereby more closely identifying Mr. Gabelli's interests with those of the Corporation and its stock price. The additional funds available to the Corporation will be used for general corporate purposes, including possible acquisitions. See Executive Compensation and Benefits Committee Report on Executive - Chief Executive Officer Compensation at page __ for a description of certain previous stock sales by the Corporation to Mr. Gabelli.

Ratification of the sale requires the affirmative vote of a majority of the shares of Common Stock of the Corporation voting on the proposition, excluding any abstentions. Mr. Gabelli has agreed that he will not vote his personal shares against ratification of the sale. Otherwise, he has not indicated how he intends to vote the shares beneficially owned by him; however, he has indicated that the 100,000 shares purchased by him will not be voted, but will count for quorum purposes.

THE BOARD OF DIRECTORS (OTHER THAN MR. GABELLI WHO IS MAKING NO RECOMMENDATION) RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE SALE.


                                     Item 3

                AMENDMENTS TO THE PRINCIPAL EXECUTIVE BONUS PLAN

General

In 1997, the Corporation adopted the Principal Executive Bonus Plan (the "Plan") to provide the chief executive officer of the Corporation and, if so designated, certain other key employees with a performance-based Annual Bonus (as defined below) for calendar years beginning January 1, 1997.

The Plan is designed to satisfy Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly held corporation to the chief executive officer and the four other most highly compensated executive officers who are employed at the end of the fiscal year. Certain compensation, including compensation paid based on the achievement of preestablished performance goals, is excluded from this deduction limit. For compensation to qualify for this exclusion, the material terms pursuant to which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the shareholders in a separate vote prior to the payment.

Proposed Amendments

The proposed amendments to the Plan (i) would permit any participant to be awarded not more than 80% of the bonus pool, (ii) make participation by the chief executive officer discretionary with the Plan Committee and (iii) permit awards to officers who are not employees of the Corporation. The current Plan
(i) provides that no executive officer other than the chief executive officer can be awarded more than 20% of the bonus pool, (ii) provides for the automatic participation of the chief executive officer, and (iii) is unclear whether executive officers of the Corporation who are not employees may participate in the Plan. As a result of the Spin Off, the executive officers of the Corporation remained as executive officers of the Corporation but ceased to be employees. Without the amendment as to bonus pool percentage, the chairman of the board, who resigned as chief executive officer of the Corporation in January 2000 would be limited to 20% of the bonus pool. The Amendments were approved by the Board of Directors on March 9, 2000 (with Mr. Gabelli and Mr. Guzzetti not voting).

The Plan is being submitted to shareholders so that payments thereunder will be exempt under Section 162(m) of the Code.

Administration

The Plan is administered by the Executive Compensation and Benefits Committee, which is currently composed of two members of the Board of Directors who qualify as "outside directors" under Section 162(m) of the Code (the "Committee"). The Committee has the authority to designate the executive officers and key employees eligible to participate in the Plan, establish Individual Bonus Pool Percentages (as defined below), determine performance criteria, certify attainment of performance goals and other material terms, to construe and interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

Eligibility and Participation

It is expected that the new chief executive officer of the Corporation will not participate in the Plan, although the Committee has the authority to include him in years after 2000. The Committee may, in its sole discretion, select other executive officers and key employees of the Company (including subsidiaries) to be eligible to participate in the Plan for any calendar year. Only the Chairman of the Board will participate in the Plan in the Year 2000.

Determination of Annual Bonus

Each participant's Annual Bonus under the Plan for each calendar year will be equal to the participant's Individual Bonus Pool Percentage (as defined below) multiplied by the achieved Annual Bonus Pool (as defined below) for the respective calendar year. The Annual Bonus Pool is determined pursuant to an objective formula or standard based on the attainment of preestablished performance goals specified by the Committee. The Individual Bonus Pool Percentage shall be determined by the Committee and be expressed as a percentage of the Annual Bonus Pool for each calendar year. In no event may the total of all participants' Individual Bonus Pool Percentages exceed one hundred percent (100%) of the Annual Bonus Pool for any calendar year. Unless otherwise reduced by the Committee, payment of a participant's Annual Bonus shall be made only if and to the extent performance goals for the relevant calendar year are attained.

Performance Goals

The Committee generally has the authority to determine the performance goals that will be in effect for each calendar year. The performance goals with respect to the Annual Bonus Pool will be based on the attainment of certain target levels of, or a percentage increase in, Pre-Tax Profits (as defined below) in excess of certain target levels or percentages of Shareholders Equity (as defined below). In addition, the Committee has the authority to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Corporation or the financial statements of the Corporation, or in response to changes in applicable laws, regulations or accounting principles, to the extent permitted by Section 162(m) of the Code.

Limits on Annual Bonus

Notwithstanding the attainment of performance goals, the Committee has the discretion to reduce (but not increase) a participant's Annual Bonus under the Plan for any calendar year, regardless of the degree of attainment of the performance goals. In any event, the Maximum Annual Bonus permitted under the Plan with respect to any calendar year may not exceed in the case of any participant eighty percent (80%) of an amount equal to twenty percent (20%) of the excess of (a) Pre-Tax Profits (as defined below) for such calendar year less
(b) twenty-five percent (25%) of Shareholders Equity (as defined below).

Pre-Tax Profits means income before income taxes (excluding any provision for annual bonuses under the Plan and under the Bonus Plan applicable to other corporate employees), minority interest (if any), extraordinary items (if any), cumulative changes in accounting (if any) and discontinued operations (if any) in the Corporation's Statement of Consolidated Income reported in its annual financial statements adjusted by (i) minority interest effects on such pre-tax profits; and (ii) pre-tax effect of income or loss associated with discontinued operation net of minority interest effects. Shareholders Equity means the average of shareholders equity at the beginning of the Plan Year and at the beginning of the two preceding Plan Years, in each case as reported in the Company's consolidated balance sheet in its annual financial statements (restated as the result of the Spin Off).

Form and Payment of Annual Bonus

With respect to each participant, payment under the Plan will be made in cash in an amount equal to the achieved Annual Bonus and may be made only after attainment of the performance goals has been certified in writing by the Committee. Unless otherwise determined by the Committee in its sole discretion, each participant shall, to the extent the applicable performance goals with respect to the Annual Bonus Pool are attained at the end of each calendar year, have the right to receive payment of a prorated portion of such participant's Annual Bonus under the Plan for any calendar year during which the participant's employment with the corporation is terminated for any reason other than for "cause" (as determined by the Committee in its sole discretion).

Amendment and Termination of Plan

The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment shall, without the prior approval of the shareholders of the Corporation in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) materially alter the performance goals, (ii) increase the Maximum Annual Bonus for any calendar year, (iii) change the class of employees eligible to participate in this Plan, or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Section 162(m) of the Code. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any participant, without such participant's consent, under the award theretofore granted under the Plan.

2000 Performance Award

Only the chairman of the board of the Corporation is participating in the Plan for calendar year 2000. On March __, 2000, the Committee set for the 2000 calendar year the performance goals underlying the 2000 Annual Bonus Pool and the Individual Bonus Pool Percentage for the chairman of the board. The Committee determined that the 2000 Annual Bonus Pool amount, if any, will be equal to twenty percent (20%) of the excess of (a) Pre-tax Profits of the Corporation less (b) twenty-five percent (25%) of the Corporation's Shareholders Equity. In addition, the Committee determined that the chief executive officer's Individual Bonus Pool Percentage under the Plan will be equal to eighty percent (80%) of the 2000 Annual Bonus Pool.

In 1999 the chairman of the Board and chief executive officer, the only participant in the Plan in 1999, did not receive any annual bonus because the gain on the sale by Spinnaker of its tape operations was offset by the write down of the investment in personal communications services. For 1999, the Plan Committee had determined that the bonus calculation should be made as if the Spin Off had not occurred until January 1, 2000. For Year 2000 and beyond, the bonus calculation will be made on the basis of Lynch Corporation performance without including the performance of Lynch Interactive Corporation. For 2000 and future years the Plan could result in substantial bonuses if Pre-Tax Profits increase substantially, including without limitation as a result of the sale or monetization of a business such as Spinnaker, and/or Shareholders Equity decreases substantially.

Other Plans

Corporate executives and employees, other than the chief executive officer, will continue to participate for the 2000 calendar year in the existing bonus plan which permits the Corporation to use subjective factors, such as progress towards achievement of strategic in goals and qualitative aspects of management performance, in addition to the formula, in awarding bonuses.

See the Summary Compensation Table on page __, the Option/SAR Tables on page __ and the Executive Compensation and Benefits Committee Report on Executive Compensation for additional information on compensations and employee benefit plans.

THE BOARD OF DIRECTORS (OTHER THAN MR. GABELLI WHO IS MAKING NO RECOMMENDATION) RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE AMENDMENTS TO THE PLAN.

Approval of this Item 2 requires the affirmative vote of a majority of the shares of Common Stock of the Corporation voting on the proposition, excluding any abstentions. Mr. Gabelli has not indicated how he intends to vote the shares beneficially owned by him.

                 TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 1999, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including approximately $69,000 reimbursement (including Lynch Interactive) in connection with an airplane in part owned by a subsidiary of Gabelli Asset Management), was less than $60,000.

In 1998, the Lynch Corporation entered into a lease for approximately 5,000 square feet in a building in Rye, New York, recently purchased by an affiliate of Mr. Gabelli. The lease runs through December, 2002, and provides for rent at approximately $18.00 per square foot, per annum plus a minimum of $2.50 per square foot per annum for electricity, subject to adjustment for increases in tax and other operating expenses. The amount of the lease is currently approximately $8,400 per month. Lynch Interactive become the primary lessee of such lease at the Spin Off. Effective as of March 1, 2000, Lynch Corporation entered into a one year lease for approximately 1,150 additional feet of space at a rent of $2,400 per month.

                              INDEPENDENT AUDITORS

Representatives of Ernst & Young, the Corporation's auditors for 1999, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 2000.

                             SECTION 16(a) REPORTING

Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all
Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 1999, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them.

                            PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 401 Theodore Fremd Avenue, Rye, NY 10580, by no later than December __, 2000, for inclusion in the Corporation's proxy statement and form of proxy relating to the 2001 Annual Meeting.

                                  MISCELLANEOUS

The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 345 Hudson Street, New York, New York, 10014 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

                                 ANNUAL REPORT

The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1999, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.

                               By Order of the Board of Directors

                                          ROBERT A. HURWICH
                                           Secretary

Dated:  April__, 2000

                                  APPENDIX

                                LYNCH CORPORATION

                         PRINCIPAL EXECUTIVE BONUS PLAN

         The purpose of this Plan is to provide certain Executive Officers of the Lynch Corporation (the "Company") and certain other designated key employees with an Annual Bonus (as defined below) that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor section and the Treasury regulations promulgated thereunder ("Section 162(m) of the Code"). Under the Plan, certain Executive Officers and designated key employees of the Company may participate in the Annual Bonus Pool (as defined below) if certain preestablished performance goals are attained. This Plan is effective as of January 1, 1997, subject to approval by the shareholders of the Company in accordance with the laws of the State of Indiana.

     1. Definitions. The following terms, as used herein, shall have the following meanings:

               (a) "Annual Bonus" shall mean, with respect to each Participant, the product of the Participant's Individual Bonus Pool Percentage and the achieved Annual Bonus Pool for any Plan Year.

               (b) "Annual Bonus Pool" shall mean, with respect to each Plan Year, that amount determined pursuant to an objective formula or standard that is based on the attainment of preestablished performance goals specified by the Committee in accordance with Section 4 hereof.

               (c)  "Board" shall mean the Board of Directors of the Company.

               (d) "Committee" shall mean the Executive Compensation and Benefits Committee of the Board, or such other committee of the Board comprised solely of two (2) or more members who qualify as "outside directors" within the meaning of Section 162(m) of the Code.

               (e) "Individual Bonus Pool Percentage" shall mean, with respect to each Participant, that percentage of the achieved Annual Bonus Pool, as specified by the Committee in accordance with
                    Section 4(b) hereof, used to determine the Participant's Annual Bonus for any Plan Year.

               (f) "Participant" shall mean the Chief Executive Officer of the Company and any other key employee of the Company (including subsidiaries) selected, in accordance with Section 3 hereof, to participate in the Plan.

               (g) "Plan Year" shall mean each calendar year during which the Plan is in effect.

               (h) "Pre-Tax Profits" shall mean the Company's income before income taxes, (excluding any provision for annual bonuses under the Plan and under the Bonus Plan applicable to other corporate employees), minority interest (if any), extraordinary items (if any), cumulative changes in accounting (if any) and discontinued operations (if any) contained in the Statement of Consolidated Income in the Company's annual financial statements adjusted by (i) the minority interest effects on such pre-tax profits, and (ii) the pre-tax effect of income or loss associated with discontinued operation net of minority interest effects.

               (i) "Shareholders Equity" shall mean the average of shareholders equity at the beginning of the Plan Year and at the beginning of the two preceding Plan Years, in each case as reported in the Company's consolidated balance sheet in its annual financial statements (as adjusted for the spin off by Lynch Corporation of the Company on September 1, 1999).

     2. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have exclusive and final authority in all determinations and decisions affecting the Plan and each Participant. The Committee shall also have the sole authority to interpret the Plan, to designate eligible Participants in the Plan (other than the Chief Executive Officer of the Company), to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) setting the performance criteria and the Individual Bonus Pool Percentages within the Plan guidelines, and (ii) certifying attainment of performance goals and other material terms. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; provided, that the Committee shall have such authority solely to the extent permitted by
          Section 162(m) of the Code. To the extent any provision of the Plan creates impermissible discretion under Section 162(m) of the Code or would otherwise violate Section 162(m) of the Code, such provision shall have no force or effect.

     3.   Eligibility and Participation.

               (a) For each Plan Year, the Committee, in its sole discretion, may select the Executive Officers and employees of the Company who are to participate in the Plan from among the Executive Officers and key employees of the Company.

               (b) No person shall be entitled to an Annual Bonus under this Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year. The Committee may add or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Section 162(m) of the Code.

     4.   Payment.

               (a) With respect to each Participant, payment under the Plan will be made in cash in an amount equal to the achieved Annual Bonus, as determined by the Committee in its sole discretion for each Plan Year. Payment with respect to a Plan Year shall be made only if and to the extent the applicable performance goals upon which the Annual Bonus Pool is based are attained. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay any Participant an amount that is less than (but in no event more than) his or her Annual Bonus regardless of the degree of attainment of the performance goals with respect to the Annual Bonus Pool.

               (b) Not later than ninety (90) days after the commencement of each Plan Year (or, in the event the period of service to which the performance goal relates is shorter than a Plan Year, during such time period required by Section 162(m) of the Code), the Committee shall establish in writing all performance goals with respect to the Annual Bonus Pool and the Individual Bonus Pool Percentages for each Participant for such Plan Year. At the time the performance goals are established, the Committee shall prescribe an objective formula or standard to determine the amount of the Annual Bonus Pool which may be payable based upon the degree of attainment of the performance goals during the Plan Year. In no event may the total of the Individual Bonus Pool Percentages for all Participants exceed one hundred percent (100%) of the Annual Bonus Pool for any Plan Year.

               (c) The performance goals with respect to the Annual Bonus Pool shall be based on the attainment of certain target levels of, or a percentage increase in, Pre-Tax Profits in excess of certain target levels or percentages of Shareholders Equity. Notwithstanding the preceding sentence, in no event shall any Participant's Annual Bonus for any Plan Year exceed eighty percent (80%) of an amount equal to twenty percent (20%) of the excess of (a) Pre-Tax Profits for such Plan Year less (b) twenty-five percent (25%) of Shareholders Equity (the "Maximum Annual Bonus"). Subject to Section 2 of the Plan regarding certain adjustments, in connection with the establishment of the performance goals, the performance criteria listed above for the Company shall be determined in accordance with generally accepted accounting principles consistently applied by the Company, but before consideration of payments to be made pursuant to this Plan.

               (d) Unless otherwise determined by the Committee in its sole discretion, each Participant shall, to the extent the applicable performance goals with respect to the Annual Bonus Pool are attained at the end of a Plan Year, have the right to receive payment of a prorated portion of such Participant's Annual Bonus under the Plan for any Plan Year during which the Participant's employment with the Company is terminated for any reason other than for "cause" (as determined by the Committee in its sole discretion).

     5. Time of Payment. Subject to Section 4 hereof, each Participant's Annual Bonus under this Plan will be paid within a reasonable period after performance goal achievements for the Plan Year have been finalized, reviewed, approved, and certified in writing by the Committee.

     6.   Miscellaneous Provisions.

                    (a) Each Participant's rights and interests under the Plan may not be sold, assigned, transferred, pledged or alienated.

                    (b) In the case of any Participant's death, payment, if any, under the Plan shall be made to his designated beneficiary, or in the event no beneficiary is designated or surviving, to the Participant's estate.

                    (c) Neither this Plan nor any action taken hereunder shall be construed as giving any Participant the right to continue his employment with of the Company.

                    (d) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

                    (e) The Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Indiana (regardless of the law that might otherwise govern under applicable principles of conflicts of law).

                    (f)  The  Plan is  designed  and  intended  to  comply  with
                         Section 162(m) of the Code with regard to awards made to each Participant and all provisions hereof shall be limited, construed and interpreted in a manner to so comply.

                    (g) The Board or the Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment shall, without the prior approval of the shareholders of the Company in accordance with the laws of the State of Indiana to the extent required under Code Section 162(m): (i) materially alter the performance goals as set forth in Section 4(c) hereof, (ii) increase the Maximum Annual Bonus for any Plan Year, (iii) change the class of persons eligible to participate in this Plan, or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under the award theretofore granted under the Plan.

PRELIMINARY PROXY CARD

                                LYNCH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of LYNCH CORPORATION (the "Corporation") hereby appoints George E. Fuehrer and Robert A. Hurwich, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 11, 2000 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

The shares represented by this Proxy shall be voted in accordance with the instructions given by the shareholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Item 1, FOR ratification of the sale of 100,000 shares of the Corporation's Common Stock to Mario J. Gabelli, and FOR approval of the amendments to the Principal Executive Bonus Plan and, in the discretion of the Proxies, with respect to any other matter that is properly brought before the Annual Meeting.

                (continued and to be signed on the reverse side)



                                LYNCH CORPORATION

     1.   Election of Directors Duly Nominated:

     FOR  WITHHOLD E. Val  Cerutti,  Robert E. Dolan,  Mario J.  Gabelli,  Avrum
          Gray, Louis A. Guzzetti and Ralph R. Papitto. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names on the space provided below.)


     2.   Ratification of the Sale of 100,000 Shares of Common Stock to Mario J.
          Gabelli:

                              FOR AGAINST ABSTAIN
                                  [ ] [ ] [ ]
     3.   Approval of the Amendments to the Principal Executive Bonus Plan:

                              FOR AGAINST ABSTAIN
                                  [ ] [ ] [ ]

                                                    Please sign  exactly as your
                                                    name  appears on this Proxy.
                                                    All joint  owners must sign.
                                                    When  acting  as   attorney,
                                                    executor,     administrator,
                                                    trustee or guardian,  please
                                                    give full title as such.  If
                                                    a  corporation,  please sign
                                                    in  full  corporate  name by
                                                    President      or      other
                                                    authorized   person.   If  a
                                                    partnership,  please sign in
                                                    full   partnership  name  by
                                                    authorized person.

                                   Dated:______________________________, 2000


                                    _____________________________________(L.S.)
                                    (Signature of Shareholder)


                                     ____________________________________(L.S.)
                                    (Signature of Shareholder)


         PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.